As filed with the Securities and Exchange Commission on April 30, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0730780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PPG Place Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)

PPG INDUSTRIES EMPLOYEE SAVINGS PLAN

(Full title of the plan)

Joseph R. Gette, Esq.

Senior Vice President, General Counsel and Secretary

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272

(Name and address of agent for service)

(412) 434-3131

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by PPG Industries, Inc. (referred to herein as “our,” “we,” “us,” “PPG” or the “Registrant”) to register an additional 9,120,120 shares (the “Additional Shares”) of its common stock, par value $1.66 2/3 per share (the “Common Stock”), issuable under the PPG Industries Employee Savings Plan, as amended and restated (the “Plan”), which Additional Shares are in addition to the 12,000,000 shares of Common Stock registered on the Registrant’s Form S-8 filed on December 20, 2013 (File No. 333-192988) and the 8,000,000 shares registered on the Registrant’s Form S-8 filed on July  28, 2021 (File No. 333-258227).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified in Part I of the Form S-8 has been omitted from this Registration Statement. The documents containing the information specified in this Part I of Form S-8 will be delivered to participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2025 (File No. 1-1687);

(b)	the Registrant’s Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended March 31, 2026 (File No. 1-1687);

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on April 21, 2026 and April 28, 2026; and

(d)	the description of the Registrant’s Common Stock contained in its Registration Statement on Form 10 filed with the SEC on June 29, 1935, including all amendments and reports updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the SEC until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act.

Item 4. Description of Securities.

The shares of Common Stock to be offered under this Registration Statement are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5. Interests of Named Experts and Counsel.

The validity of the Registrant’s Common Stock registered pursuant to this Registration Statement has been passed upon for the Registrant by Joseph R. Gette, Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Gette owns shares of the Registrant’s Common Stock. In addition, Mr. Gette may be granted additional stock awards or other compensation benefits from the Registrant on or after the date hereof.

Item 6. Indemnification of Directors and Officers.

Sections 1741-1750 of the Pennsylvania Business Corporation Law provide for indemnification of PPG’s directors and officers against certain liabilities under certain circumstances.

Article VI of our Amended and Restated Bylaws (the “Bylaws”) provides that a director, officer or employee shall be found to be entitled to indemnification for expenses (including attorney’s fees) and any liability (including judgments, fines or penalties and amounts paid in settlement) actually and in good faith paid or incurred by any such person in connection with any actual or threatened proceeding (including any derivative lawsuits) by reason of the fact that such person is or was serving as a director, officer or employee of PPG or, at the request of PPG, was serving another corporation, partnership, joint venture, trust, employee benefit plan or other entity, unless a referee finds the conduct engaged in to have been such that, if so found by a court, indemnification would be prohibited by Pennsylvania law. PPG is also required to indemnify any such person (1) where there has been a determination by a court as to the conduct of the person claiming indemnification such that indemnification would not be prohibited by Pennsylvania law and (2) where the person is otherwise entitled to indemnification by Pennsylvania law. Expenses with respect to a proceeding which are incurred in good faith are required to be advanced by PPG prior to final disposition of the proceeding, subject to any obligation to repay PPG which is imposed by law or by provision in our Restated Articles of Incorporation, Bylaws, an agreement or otherwise. Under Pennsylvania law, any such advancement of expenses must be made subject to an undertaking to repay PPG in the event that it is determined ultimately that the person receiving the advancement is not entitled to indemnification. A written request for such advancement of expense must be made to PPG’s Corporate Secretary.

The selection of the referee is to be made by the general counsel or, if the general counsel is the person claiming indemnification or is otherwise involved in the proceeding, by the senior officer who does not have such a relationship to the proceeding. The referee is defined to be an attorney with substantial expertise in corporate law, who is both independent of the parties and unbiased. The person claiming indemnification may object, within 10 days of the notice of selection of the referee, to the referee selected. If the parties cannot agree on the selection of a referee, or if PPG fails to propose a referee, within 45 days of the submission of the request for indemnification, the referee will be selected by the American Arbitration Association.

The determination of entitlement to indemnification is made by the referee; however, the referee is required to find the person entitled to indemnification unless the referee finds that the conduct of the person was such that if so found by a court, indemnification would be prohibited by Pennsylvania law. The determination of the referee is binding on PPG but not on the person claiming indemnification.

To the extent that a person is entitled to indemnification for only a portion of the expenses or liability resulting from a proceeding, PPG is required to indemnify the person for such portion.

The Bylaws authorize PPG to purchase and maintain insurance, to create a trust fund, to grant a security interest or to use other means (including, without limitation, establishing a letter of credit) to ensure the payment of indemnification.

PPG is specifically authorized to enter into agreements with any director, officer or employee, which agreements may grant rights in furtherance of, different from, or in addition to but not in limitation of, the rights to indemnification granted in the Bylaws, without further shareholder approval of the terms and conditions of, or the form of, such agreements to the extent permitted by Pennsylvania law. Without limitation of the foregoing, in such agreements PPG may agree (1) to maintain insurance against certain expenses and liabilities and (2) to contribute to expenses and liabilities incurred in accordance with the application of relevant equitable considerations to the relative benefits to, and the relevant fault of, PPG.

The Bylaws provide (1) that the rights granted therein are contract rights, (2) that the rights granted will cover acts and omissions occurring on or after January 27, 1987, and (3) that the rights granted will continue as to a person who has ceased to be a director, officer or employee, with respect to a proceeding which results from acts or failures to act while such person was a director, officer or employee.

Sections 1741-1750 and the Bylaws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

PPG also has policies of directors’ and officers’ liability insurance to indemnify its directors and officers against certain liabilities incurred in their capacities as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	Restated Articles of Incorporation of PPG Industries, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2014).

4.2	Articles of Amendment to the Restated Articles of Incorporation of PPG Industries, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 18, 2015).

4.3	Articles of Amendment to the Restated Articles of Incorporation of PPG Industries, Inc., effective May 13, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 13, 2022).

4.4	Articles of Amendment to the Restated Articles of Incorporation of PPG Industries, Inc., effective April 19, 2024 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 23, 2024).

4.5	Amended and Restated Bylaws of PPG Industries, Inc., as amended on January 18, 2024 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 22, 2024).

4.6	PPG Industries Employee Savings Plan, as amended and restated effective January 1, 2011 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-8 filed on April 21, 2011).

* 4.7	Form of Common Stock Certificate (incorporated by reference to Exhibit E to the Registrant’s Registration Statement on Form 10 filed June 29, 1935).

4.8	PPG Industries, Inc. Description of Securities (incorporated by reference to Exhibit 4.13 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2025).

+5.1	Opinion of Joseph R. Gette, Senior Vice President, General Counsel and Secretary of the Registrant, regarding the legality of the securities being registered hereunder.

23.1	Consent of Joseph R. Gette, Senior Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).

+23.2	Consent of PricewaterhouseCoopers LLP.

+24.1	Power of Attorney.

+107	Filing Fee Table.

*	This exhibit has been paper filed and is not subject to the hyperlinking requirements of Item 601 of Regulation S-K.
+	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 30th day of April, 2026.

PPG INDUSTRIES, INC.

By:	/s/ Vincent J. Morales
Vincent J. Morales
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

SIGNATURE	TITLE	DATE

/s/ Timothy M. Knavish	Chairman and Chief Executive Officer	April 30, 2026
Timothy M. Knavish	(Principal Executive Officer)

/s/ Vincent J. Morales	Senior Vice President and Chief Financial Officer	April 30, 2026
Vincent J. Morales	(Principal Financial Officer)

/s/ Brian R. Williams	Vice President and Controller	April 30, 2026
Brian R. Williams	(Principal Accounting Officer)

*	Director	April 30, 2026
Kathy L. Fortmann

*	Director	April 30, 2026
Melanie L. Healey

*	Director	April 30, 2026
Gary R. Heminger

*	Director	April 30, 2026
Michael W. Lamach

*	Director	April 30, 2026
Kathleen A. Ligocki

*	Director	April 30, 2026
Michael T. Nally

*	Director	April 30, 2026
Guillermo Novo

*	Director	April 30, 2026
Christopher N. Roberts III

*	Director	April 30, 2026
Todd M. Schneider

*	Director	April 30, 2026
Catherine R. Smith

*	Director	April 30, 2026
Leon J. Topalian

*	By:	/s/ Vincent J. Morales
Vincent J. Morales, Attorney-in-Fact